Exhibit 99.3

Biokey, Inc.

FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2017 and 2016

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors and Shareholders of Biokey, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Biokey, Inc. ( “the Company”) as of December 31, 2017 and 2016, the related statement of operations and comprehensive income(loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended December 31, 2017 and 2016, in conformity with the U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2018.

Diamond Bar, California

April 27, 2018

KCCW Accountancy Corp.
3333 S Brea Canyon Rd. #206, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com

BIOKEY, INC.

BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$1,225,397	$1,473,262
Accounts Receivable, net	59,080	74,777
Accounts Receivable - related parties, net	134,312	175,900
Other receivable	-	6,000
Total Current Assets	1,418,789	1,729,939

Property and equipment, net	37,600	41,186
Security Deposits	10,440	10,440
Total Assets	$1,466,829	$1,781,565

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$5,396	$24,485
Due to shareholders	5,800	5,800
Accrued expenses and other current liabilities	57,576	55,612
Advance from customers	10,985	15,452
Total Current Liabilities	79,757	101,349

Non-current Liabilities
Tenant security deposit	2,880	2,880
Total Liabilities	82,637	104,229

Equity
Preferred stock, no par value, 23,562,000 shares authorized:
7,000,000 shares of Series A issued and outstanding at December 31, 2017 and 2016	3,500,000	3,500,000
1,160,000 shares of Series B issued and outstanding at December 31, 2017 and 2016	1,160,000	1,160,000
13,973,097 shares of Series C issued and outstanding at December 31, 2017 and 2016	13,973,097	13,973,097
Common stock, no par value; 30,000,000 shares authorized, 6,498,134 shares issued and outstanding at December 31, 2017 and 2016	541,793	541,793
Additional paid-in capital - stock options	296,465	296,465
Accumulated deficit	(18,087,163)	(17,794,019)
Total Equity	1,384,192	1,677,336

Total Liabilities and Equity	$1,466,829	$1,781,565

BIOKEY, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Revenues	$983,218	$1,555,594
Cost of revenues	17,312	29,420
Gross profit	965,906	1,526,174

Operating expenses:
Research and development expenses	497,947	486,004
Selling, general and administrative expenses	767,504	918,271
Total operating expenses	1,265,451	1,404,275

Income (loss) from operations	(299,545)	121,899

Other income (expense)
Interest income	6,742	7,385
Other income (expenses)	459	1,407
Total other income (expenses)	7,201	8,792
Income (loss) before income tax	(292,344)	130,691
Provision for income tax	800	800
Net income (loss) and comprehensive income (loss)	$(293,144)	$129,891

BIOKEY, INC.

STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Preferred Stock		Common Stocks		Additional Paid-in	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Total

Balance at December 31, 2015	22,133,097	$18,633,097	6,498,134	$541,793	$296,465	$(17,923,910)	$1,547,445
Net income	-	-	-	-	-	129,891	129,891
Balance at December 31, 2016	22,133,097	$18,633,097	6,498,134	$541,793	$296,465	$(17,794,019)	$1,677,336
Net loss	-	-	-	-	-	(293,144)	(293,144)
Balance at December 31, 2017	22,133,097	$18,633,097	6,498,134	$541,793	$296,465	$(18,087,163)	$1,384,192

BIOKEY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net income (loss)	$(293,144)	$129,891
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,380	9,314
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	57,285	43,708
Decrease (increase) in other receivable	6,000	(6,000)
Decrease (increase) in prepaid expenses and other deposits	-	3,323
Increase (decrease) in accounts payable	(19,089)	(61,620)
Increase (decrease) in accrued expenses and other current liabilities	1,964	(14,087)
Increase (decrease) in advanced from others	(4,467)	3,642
Net cash provided by (used in) operating activities	(240,071)	108,171

Cash flows from investing activities
Purchase of equipment	(7,794)	(39,911)
Net cash used in investing activities	(7,794)	(39,911)

Net increase (decrease) in cash and cash equivalents	(247,865)	68,260

Cash and cash equivalents
Beginning	1,473,262	1,405,002
Ending	$1,225,397	$1,473,262

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$800	$800
Interest expense	$-	$-

BIOKEY, INC.

NOTES TO THE FINAICAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1. Nature of Business and Significant Accounting Policies

Nature of business: Biokey, Inc., (hereinafter, “the Company”), was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. The Company provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. The Company also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

A summary of the Company’s significant accounting policies is as follows:

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable and other receivable: Accounts receivable and other receivable are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivable is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Laboratory and manufacturing equipment	2 ~5 years
Office equipment	3 years
Leasehold improvement	3 ~8 years
Furniture and fixtures	8~15 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of income for the period.

Impairment of long-lived assets: The Company reviews its long-lived assets whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

Revenue recognition: The Company’s revenue recognition policy is in accordance with U.S. GAAP when the following overall fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or the service has been performed, (iii) the Company’s price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.

Advertising costs: Advertising costs are expensed as incurred. The total advertising and marketing expenses were $0 for the years ended December 31, 2017 and 2016.

Research and development: The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. The Company provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.

Valuation of deferred tax assets: A valuation allowance is recorded to reduce its deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 8 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 207 and 2016, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration of credit risks:

Cash and cash equivalents: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of December 31, 2017 and 2016, the Company had $963,763 and $1,083,790 in excess of FDIC insured limits, respectively. The Company has not experienced any losses in such accounts.

Customers: The Company performs ongoing credit evaluations of its customers’ financial condition and generally, requires no collateral.

For the year ended December 31, 2017, five customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 28%, 15%, 14%, 10%, and 10% of total net sales revenues, and 0%, 8%, 0%, 1%, and 69% of accounts receivable in aggregate at December 31, 2017, respectively:

Customer	Net Sales for the year 2017	A/R balance as of December 31, 2017
A	$273,966	$-
B	$150,450	$15,950
C	$141,674	$-
D	$98,000	$2,300
E	$88,085	$134,312	*

For the year ended December 31, 2016, four customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 50%, 13%, 11%, and 10% of total net sales revenues, and 70%, 1%, 0%, and 12% of accounts receivable in aggregate at December 31, 2016, respectively:

Customer	Net Sales for the year 2016	A/R balance as of December 31, 2016
A	$770,736	$175,900	*
B	$201,039	$2,259
C	$166,665	$-
D	$153,071	$30,506

*Related party transactions (See Note 3).

Suppliers: The Company currently is not entering any significant purchase agreements with suppliers for the years ended December 31, 2017 and 2016.

Fair value measurements: FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accrued liabilities, and due to related parties, approximate fair value due to their relatively short maturities.

Stock-based compensation: The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”. During the years ended December 31, 2017 and 2016, the Company did not record any employee stock-based compensation expenses.

The Company accounted for stock-based compensation to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. During the years ended December 31, 2017 and 2016, the Company did not record any non-employee stock-based compensation expenses.

Profit sharing plan: The Company has a 401 (k) profit sharing plan for employees who have reached the age of twenty-one and have completed one year of eligibility service. The Company’s contribution is based on management’s discretion. In addition, the Company may make a nonelective contributions to the plan. The amount of the nonelective contribution is determined by its Board of Directors on an annual basis. Total contributions that the Company made to the plan were $0 for the years ended December 31, 2017 and 2016.

Recently issued accounting pronouncements: In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the overall impact that ASU 2014-09 and its related amendments will have on the Company’s financial statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions we may take. The Company is continuing to gather additional information to determine the final impact.

NOTE 2. Property and Equipment

The following is a summary of the Company’s property and equipment as of December 31, 2017 and 2016:

	2017	2016
Laboratory and manufacturing equipment	$829,999	$822,205
Office equipment	6,081	6,081
Leasehold improvements	1,994,585	1,994,585
Furniture and fixtures	106,510	106,510
Subtotal	2,937,175	2,929,381
Less: accumulated depreciation	(2,899,575)	(2,888,195)
Property and equipment, net	$37,600	$41,186

Total depreciation expense was $11,380 and $9,314 for the years ended December 31, 2017 and 2016, respectively.

NOTE 3. Related Party Transactions

Operating lease

The Company has subleased a portion of its office space to Amkey Ventures, LLC, (the “Amkey”) since June 21, 2001. The sublease is automatically renewed on an annual basis. Amkey is incorporated in the State of California on April 23, 2001. Mr. George J Lee, the Chairman of the Company, is one of managers of Amkey. The sublease is classified as an operating lease and the original lessee shall continue to account for the original lease as it did before commencement of the sublease. Pursuant to ASC 842-20-35-14, the nature of this sublease is such that the original lessee is not relieved of the primary obligation under the original lease, the original lessee (as sublessor) shall continue to account for the original lease. The rental income was $4,800 and $5,600 for the years ended December 31, 2017 and 2016, respectively. Accordingly, the Company recorded the rental income as a reduction of rent expenses for the years ended December 31, 2017 and 2016.

Related party sales transaction

Genepharm Inc., (the “Genepharm”), was incorporated on March 6, 2000 in the State of California. Mr. George J Lee is the Chairman of both Genepharm and the Company. The Company had net sales of $88,085 and $770,736 to Genepharm for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, the Company also had accounts receivable of $134,312 and $175,900 due from Genepharm.

Due to shareholders

The Company has advanced funds from its shareholder and Chairman for working capital purposes. The Company has not entered into any agreement on the repayment terms for these advances. The advances bear no interest rate and are due upon demand by its shareholder and Chairman. As of December 31, 2017 and 2016, the outstanding advances were $5,800.

NOTE 4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2017 and 2016 consisted of:

	2017	2016
Accrued professional fees	$35,756	$37,792
Accrued vacation	19,541	16,136
Others	2,279	1,684
	$57,576	$55,612

NOTE 5. Stock-Based Compensation

2000 Stock Plan

The Company’s board of directors adopted, and its stockholders approved its 2000 Stock Plan (the “2000 Plan”) in August 2000, providing for the issuance under 2000 Plan of options and rights to purchase up to one million (1,000,000) shares of common stock. As of December 31, 2017 and 2016, there were nil shares available for issuance under the Company’s 2000 Plan, which provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants.

The exercise price of incentive stock options under the 2000 Plan may not be less than 100% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be not less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options under the 2000 Plan may not be less than 85% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if a nonstatutory stock option is granted to a person who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be not less than 110% of the fair market value per share of the common stock on the date of grant.

All stock options under the 2000 Plan have a term of no greater than 10 years from the date of grant. However, in the case of an option granted to an optionee who, at the time the optionee is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or subsidiary, the term of the option shall be 5 years from the date of grant or such shorter term as may be provided in the option agreement.

Vesting of stock options is determined by the board of directors of the Company. No stock option may be exercised subsequent to its termination date. The purchase price of a right to purchase common stock and the termination date of the offer under the 2000 Plan is determined by the board of directors of the Company. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

2015 Stock Plan

The Company’s board of directors adopted, and its stockholders approved its 2015 Stock Plan (the “2015 Plan”) in March 2015, providing for the issuance under 2015 Plan of options and rights to purchase up to Four million two hundred and fifty thousand (4,250,000) shares of common stock. As of December 31, 2017 and 2016, there were 918,843 shares available for issuance under the Company’s 2015 Plan, which provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants.

The exercise price of incentive stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be no less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant.

All stock options under the 2015 Plan have a term of no greater than 10 years from the date of grant. However, in the case of an option granted to an optionee who, at the time the optionee is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or subsidiary, the term of the option shall be 5 years from the date of grant or such shorter term as may be provided in the option agreement.

Vesting of stock options is determined by the board of directors of the Company. No stock option may be exercised subsequent to its termination date. The purchase price of a right to purchase common stock and the termination date of the offer under the 2015 Plan is determined by the board of directors of the Company. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

The fair value of each stock option granted under both 2015 and 2000 Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2017		2016
Weighted average fair value of common stock on date of grant		$0.30		$0.30
Weighted average exercise price of the options	$	N/A	$	N/A
Weighted average exercise price of options outstanding at end of period		$0.14		$0.14
Expected term of the options (years)		4		4
Expected volatility (%)		30%		30%
Risk-free interest rate		4.0%		4.0%
Dividend yield		N/A		N/A
Expected forfeiture per year (%)		3%		3%
Weighted average fair value of the options per unit		$0.30		$0.30

* No stock options were granted  during the years ended December 31, 2017 and 2016

Compensation expense related to stock-based transactions is measured and recognized in the financial statements based on the fair value of the awards granted. The stock-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally three to four years.

Use of the Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of the common stock, risk-free interest rates, and expected dividend yield of the common stock. The assumptions used in the option-pricing model represent management’s best estimates.

These assumptions and estimates are as follows:

Fair Value of Common Stock

The fair value of the common stock underlying its stock-based awards was primarily based on the latest financing rounds of issuing equity interest near the option grant date. It was determined by the Company’s board of directors, with input from management and a third-party valuation firm.

Expected Term

The expected term assumptions were determined based on the vesting terms, exercise terms, and contractual lives of the options.

Expected Volatility

The expected volatility of stock options is estimated based upon the historical volatility of a number of publicly traded companies in similar stages of development and comparable industries for a period commensurate with the expected life.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Yield

The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was utilized.

Expected Forfeitures

The Company considers many factors when estimating expected forfeitures, including economic environment, and historical experience. The Company updates its estimated forfeiture rate annually.

The following table summarizes the stock option activity under the 2000 and 2015 Plan and related information:

Options Outstanding
	Number of		Weighted-
	Shares		Average
	Underlying	Weighted-	Remaining
	Outstanding	Average	Contractual
	Options	Exercise Price	Life (Years)
Outstanding – January 1, 2016	49,767	0.23	6.46
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(4,000)	N/A	-
Outstanding – December 31, 2016	45,767	0.24	5.97
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(32,356)	N/A	-
Outstanding – December 31, 2017	13,411	0.25	5.72

Exercisable – December 31, 2017	13,411	$0.25	5.72

Vested and expected to vest – December 31, 2017	13,411	$0.25	5.72

Exercisable – December 31, 2016	45,767	$0.24	5.97

Vested and expected to vest – December 31, 2016	45,767	$0.24	5.97

The weighted-average grant-date fair value of options granted during the years ended December 31, 2017 and 2016 was $0.25 and $0.24 per share, respectively. The total fair value of options vested during the years ended December 31, 2017 and 2016 was $0.

NOTE 6. Operating Lease Obligation

The Company leases its main office in Fremont, California, under operating leases expiring on February 28, 2021. The monthly rent is approximately $23,600. The Company also leases an office equipment with monthly payment of approximately $220 expiring on August 31, 2019. The total rent expenses were $274,978 and $255,240 for the years ended December 31, 2017 and 2016, respectively.

Future minimum lease payments under the Company’s operating leases are as follows:

As of December 31,	Amount
2018	$298,246
2019	304,430
2020	309,942
2021	51,860
Total	$964,478

NOTE 7. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the year ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

Components of income tax (benefits) for the years ended December 31, 2017 and 2016 are as follows:

	For the year ended December 31, 2017			For the year ended December 31, 2016
	Federal	State	Total	Federal	State	Total
Current	$-	$800	$800	$-	$800	$800
Deferred	-	-	-	-	-	-
	$-	$800	$800	$-	$800	$800

Significant components of the Company’s deferred tax accounts at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Deferred Tax Account - noncurrent:
Allowance for Doubtful Accounts	$20,846	$20,618
Reserve for Obsolete Inventory	177	177
Accrued Vacation	5,468	4,515
Accumulated Depreciation	(2,703)	31,462
Tax Net Operating Loss Carryforwards	3,740,797	3,815,625
General Business Credit	1,316,980	1,253,229
Less: Valuation allowance	(5,081,565)	(5,125,626)
Total deferred tax account - noncurrent	$-	$-

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	2017	2016
Statutory tax benefit, net of state effects	31%	31%
State income taxes	8.84%	8.84%
Provisional remeasurement of deferred taxes	(12)%	-%
Nondeductible/nontaxable items	-%	-%
Change in valuation allowance	(27.84)%	(39.84)%
Effective income tax rate	-%	-%

NOTE 8. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2017 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”